Exhibit 99.1

27 April 2018

Appendix 4C – Quarterly Cash Flow Report and Business Update

Highlights for the quarter ended 31 March 2018

●	Worldwide net revenue of US$1.8 million dollars, essentially the same as the fourth quarter of 2017, driven by slight U.S. sales growth and an expected decrease in Australia sales due to seasonality
●	The number of physician users in the U.S. continues to increase
●	Cash and short-term investments balance as of 31 March 2018 of US$13.6 million

Palo Alto, CA, United States – AirXpanders, Inc. (ASX: AXP), a medical device company focused on the design, manufacture, sale and distribution of the AeroForm® Tissue Expander System, today released its Appendix 4C – Quarterly Cash Flow report for the quarter ended 31 March 2018.

Net revenue performance for the quarter and the fiscal year was as follows:

(US$ in ‘000, unaudited)	Q1 2018	Q1 2017	% Growth
Net revenue	$1,754	$257	582%
Units Sold	675	121	458%

Worldwide unit sales of the AeroForm Tissue Expander were 675 units in the first quarter of 2018, a slight decrease from 693 units in the fourth quarter of 2017. In the United States, there was a slight increase of 1% in unit sales of AeroForm in the first quarter of 2018, with net unit sales of 577 units, compared to 570 units in the fourth quarter of 2017 and an increase from 38 units in the first quarter of 2017. In Australia, unit sales were 98 units, a decrease of 20% over the fourth quarter of 2017 due to expected seasonality in that market, but an increase of 18% over the first quarter of 2017. Worldwide revenue growth in the first quarter of 2018 continued to outpace unit growth due to the additive impact of higher average unit selling prices (ASPs) in the United States, which have remained consistent since our commercial launch in early 2017.

In the U.S., the Company continued to grow the number of physician users in the first quarter of 2018. The Company estimates that over 170 physicians in the U.S. have ordered AeroForm to date, with approximately 40% reordering in the first quarter. This reorder rate is a decrease from the fourth quarter of 2017, but reflective of the significant number of new surgeons - around 80 - brought into the adoption process in the last two quarters, all of whom are at various early stages of adoption.

“We are optimistic about our prospects for the business in light of the strong positive response to our product from physicians. In the last few weeks, we have taken major steps towards refining and improving the effectiveness of our sales model, while focusing on achieving operating cost efficiencies to reduce our quarterly cash burn rate and provide a clearer path to future profitability. The Board of Directors has commenced a search for a new Chief Executive Office to drive the Company to the next phase of U.S. commercialization, with a number of strong candidates in the pipeline,” commented Co-Founder and Chairman of the Board Barry Cheskin. “In the meantime, Scott Murcray, named as Interim CEO, along with a newly organized Operating Advisory Committee of the Board, are hard at work moving the business forward.”

Scott Murcray, Interim Chief Executive Officer of AirXpanders, added, “There are many positive signs for the business looking ahead. For example, key territories in the U.S. continue to exhibit strong performance with an increasing customer base. Further, generally, the longer a surgeon has used AeroForm, the more they use it.”

Mr Murcray continued, “We believe that by applying the practices from our best territories to the rest of the country, among other things, we can achieve accelerated market adoption of our technology. The improved sales tactics we are implementing will take a little time to implement and accordingly we expect the second quarter will see less emphasis on simply achieving sales growth and more emphasis on implementing the efficiencies and positioning ourselves for the future.”

The Company had total cash and short-term investment balances of US$13.6 million as of 31 March 2018. Short-term investments consist of highly liquid, U.S. Treasury securities. Cash outflow for operating activities during the quarter was US$8.4 million, compared to US$7.6 million in the previous quarter. This increase of US$0.8 million was primarily attributable to an increase in staffing costs and increased inventory receipts as compared to the fourth quarter of 2017, offset by higher customer receipts.

The Company expects cash outflow for the second quarter of 2018 to decrease by approximately one-third compared to the first quarter of 2018 with continued decreases expected in the second half of the year due to the full effect of changes we are making to our operating model, as noted here.   At this stage, based on our recent projections, the Company believes its current cash balance can cover its operating expenses through 2018.

Workforce changes and other activities

The Company is seeking to refine and improve the effectiveness of its sales model while achieving operating cost efficiencies to reduce cash outflow. To this end, the Company is implementing certain changes, including headcount reductions of around 25% of our workforce.

The headcount reductions are focused outside the Company’s U.S. sales organization, though the Company has made some important changes to its U.S. sales force, including removing the former vice president of our U.S. sales group, promoting the best performing regional sales director to the head of U.S. sales and reducing a few other individual positions to improve efficiency. These initiatives are intended to promote the sales tactics of the Company’s best performing region across the U.S. including improving efforts towards going deeper with existing accounts versus obtaining new accounts.

The Company has also reduced purchases of raw materials to reduce the rate of inventory build.

Distributor model for Australia

The Company has decided to pursue a transition to a distributor model in the Australian market. Given the relative small size of the Australian market, the Company believes that it can continue to supply and grow the market in Australia with AeroForm via an established distributor, whilst reducing direct sales and marketing costs in Australia.

The Company believes a suitable distributor with complementary product offerings and similar sales channels is available in the Australian market. The Company will make an announcement to ASX as soon as the terms of the appointment are finalised and a distributor is appointed.

Oxford Finance Loan

Oxford Finance LLC (Oxford) and the Company have entered into a waiver and second amendment to the loan and security agreement, pursuant to which the Company has received a waiver of the potential noncompliance with a financial covenant relating to revenue at the end of the first quarter (which the Company would otherwise be required to report to Oxford at the end of April); has granted Oxford a further security interest in its intellectual property; and has agreed to issue a warrant to purchase additional shares of the Company’s Class A Common Stock.

The Company and Oxford have a strong partnership and are planning to discuss further amendments to the loan and security agreement to take account of the changes the Company is making to the business. The Company will file appropriate announcements to the ASX outlining any amendment(s) when agreed.

Investor Conference Call

An investor conference call to discuss the Appendix 4C and Quarterly Update will be held on Friday 27 April 2018 9:00 am AEST (Thursday 26 April 2018 4:00pm PST). An archived version of the webcast will be available in the Investor section of the company's website at www.airxpanders.com, until the posting of the next webcast.

For those who have pre-registered for the call – please use the pin and dial in provided in your email, alternatively you may use the following dial in details.

Conference ID: 422 645

Conference Call Toll-Free Access Numbers

Australia Toll Free:           1 800 558 698

Alternate Australia Toll Free: 1 800 809 971

Australia Local:      02 9007 3187               New Zealand Toll Free: 0800 453 055

NZ Local (Auckland):      09 929 1687               NZ Local (Wellington): 04 974 7738

NZ Local (Christchurch): 03 974 2632               China Wide: 4001 200 659

Belgium:           0800 72 111               Canada: 1855 8811 339

France:                0800 913 848               Germany: 0800 182 7617

Hong Kong:           800 966 806               India:           0008 0010 08443

Indonesia:           001 803 019 3275          Ireland:      1800 948 625

Italy:                800 793 500               Japan:           0053 116 1281

Malaysia:           1800 816 294               Philippines: 1800 1110 1462

Norway:           800 69 950               South Korea: 00 798 142 063 275

Singapore:           800 101 2785               South Africa: 0800 999 976

Sweden:           020 791 959               Taiwan:      008 0112 7397

Switzerland:           0800 820 030               UAE:      8000 3570 2705

Thailand:           001800 156 206 3275          United States: (855) 881 1339

United Kingdom: 0800 051 8245               US Local (Los Angeles): (909) 235 4020

US Local (New York): (914) 202 3258

US Local (Chicago): (815) 373 2080

- ENDS -

Company	Investor relations
Scott Murcray Interim President & CEO Tel: +1 (650)-282-8106 Email: smurcray@airxpanders.com	Kyahn Williamson WE Buchan Tel: +61 (3) 9866 4722 / + 61 (0)401018828 Email: kwilliamson@we-buchan.com

About AirXpanders

Founded in 2005, AirXpanders, Inc. (www.airxpanders.com) designs, manufactures and markets innovative medical devices to improve breast reconstruction. The Company’s AeroForm Tissue Expander System, is used in patients undergoing two-stage breast reconstruction following mastectomy. Headquartered in Palo Alto, California, AirXpanders’ vision is to be the global leader in reconstructive surgery products and to become the standard of care in two-stage breast reconstruction. AirXpanders is a publicly listed Company on the Australian Securities Exchange under the symbol “AXP.” AeroForm was granted U.S. FDA de novo marketing authorization in 2016, first CE mark in Europe in 2012 and is currently licensed for sale in Australia.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management.

All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These include, but are not limited to, future financial results, including projected cash burn and cash sufficiency forecast, U.S. commercial market adoption and U.S. and Australia sales of our product, ability to achieve operating efficiencies and future profitability, timing of hiring a permanent CEO, ability to identify and enter into a contract with a distributor in Australia, the ability to successfully conclude negotiations with its lender and the ability to recognize efficiency as a result of restructuring our sales team in the US and sales model in Australia.

Management believes that these forward-looking statements are reasonable when made. You should not place undue reliance on forward-looking statements because they speak only as of the date when made. AirXpanders may not actually achieve the plans, projections or expectations disclosed in forward-looking statements. Actual results, developments or events could differ materially from those disclosed in the forward-looking statements. For additional information and considerations regarding the risks faced by AirXpanders that could cause actual results to differ materially, see its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 28, 2018, including under the caption "Risk Factors," as well as other periodic reports filed with the SEC from time to time. AirXpanders disclaims any obligation to update information contained in any forward-looking statement, except as required by law.

For more information, refer to the Company’s website at www.airxpanders.com.

Appendix 4C

Quarterly report for entities subject to Listing Rule 4.7B

Introduced 31/03/00 Amended 30/09/01, 24/10/05, 17/12/10, 01/09/16

Name of entity
AirXpanders Inc
ABN	Quarter ended (“current quarter”)
28 604 398 423	March 31, 2018

Consolidated statement of cash flows		Current quarter Q1 US$ ’000	Year to date 3 Months US$ ’000
1.	Cash flows from operating activities	1,903	1,903
1.1	Receipts from customers
1.2	Payments for	(436)	(436)
(a)research and development
(b)product manufacturing and operating costs		(2,804)	(2,804)
(c)advertising and marketing		(762)	(762)
(d)leased assets		-	-
(e)staff costs		(5,292)	(5,292)
(f)administration and corporate costs		(759)	(759)
1.3	Dividends received (see note 3)
1.4	Interest received	62	62
1.5	Interest and other costs of finance paid	(329)	(329)
1.6	Income taxes paid	-	-
1.7	Government grants and tax incentives	-	-
1.8	Other (provide details if material)	-	-
1.9	Net cash from / (used in) operating activities (1)	(8,417)	(8,417)
(1) Includes approximately $4.2 million and $7.9 million of an increase in inventory in the current quarter and year to date, respectively.
2.	Cash flows from investing activities	(550)	(550)
2.1	Payments to acquire:
(a)property, plant and equipment
	(b)businesses (see item 10)	-	-
	(c)investments *	-	-
	(d)intellectual property	-	-
	(e)other non-current assets	-	-
2.2	Proceeds from disposal of:	-	-
(a)property, plant and equipment
	(b)businesses (see item 10)	-	-
	(c)investments*	5,987	5,987
	(d)intellectual property	-	-
	(e)other non-current assets	-	-
2.3	Cash flows from loans to other entities	-	-
2.4	Dividends received (see note 3)	-	-
2.5	Other (provide details if material)	-	-
2.6	Net cash from / (used in) investing activities	5,437	5,437
*Represents maturities of short term investments consisting of highly liquid, U.S. Treasury securities.
3.	Cash flows from financing activities	-	-
3.1	Proceeds from issues of shares
3.2	Proceeds from issue of convertible notes	-	-
3.3	Proceeds from exercise of share options	-	-
3.4	Transaction costs related to issues of shares, convertible notes or options	-	-
3.5	Proceeds from borrowings	-	-
3.6	Repayment of borrowings	-	-
3.7	Transaction costs related to loans and borrowings	-	-
3.8	Dividends paid	-	-
3.9	Other (provide details if material)	-	-
3.10	Net cash from / (used in) financing activities	-	-

4.	Net increase / (decrease) in cash and cash equivalents for the period	4,162	4,162
4.1	Cash and cash equivalents at beginning of quarter/year to date
4.2	Net cash from / (used in) operating activities (item 1.9 above)	(8,417)	(8,417)
4.3	Net cash from / (used in) investing activities (item 2.6 above)	5,437	5,437
4.4	Net cash from / (used in) financing activities (item 3.10 above)	-	-
4.5	Effect of movement in exchange rates on cash held	-	-
4.6	Cash and cash equivalents at end of quarter	1,182	1,182

5.	Reconciliation of cash and cash equivalents at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts	Current quarter US$’000	Previous quarter US$’000
5.1	Bank balances	1,182	4,612
5.2	Call deposits	-	-
5.3	Bank overdrafts	-	-
5.4	Other (provide details)	-	-
5.5	Cash and cash equivalents at end of quarter (should equal item 4.6 above) #	1,182	4,612

# The Company had short term investments of $12.4 million as of March 31, 2018, consisting of highly liquid, U.S. Treasury securities.

6.	Payments to directors of the entity and their associates	Current quarter US$'000
6.1	Aggregate amount of payments to these parties included in item 1.2	45
6.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
6.3	Include below any explanation necessary to understand the transactions included in items 6.1 and 6.2
Payments represent remuneration paid to the Board of Directors and President & Chief Executive Officer.

7.	Payments to related entities of the entity and their associates	Current quarter US$'000
7.1	Aggregate amount of payments to these parties included in item 1.2	-
7.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
7.3	Include below any explanation necessary to understand the transactions included in items 7.1 and 7.2

8.	Financing facilities available Add notes as necessary for an understanding of the position	Total facility amount at quarter end US$’000	Amount drawn at quarter end US$’000
8.1	Loan facilities	$15,205	$15,000
8.2	Credit standby arrangements	-	-
8.3	Other (please specify)	-	-
8.4

Include below a description of each facility above, including the lender, interest rate and whether it is secured or unsecured. If any additional facilities have been entered into or are proposed to be entered into after quarter end, include details of those facilities as well.

In January 2014, the Company borrowed $3,500,000 under a loan and security agreement with a financial institution which matured in July 2017. The loan was paid in full at maturity in July 2017. No amounts are available to borrow under the agreement.

In August 2017, we borrowed $15,000,000 under a loan and security agreement with Oxford Finance LLC, or Oxford, which matures in August 2022. Interest is paid monthly on the principal amount at a variable rate equal to the greater of (a) the thirty day LIBOR rate, or (b) 0.99%, plus 7.26% per annum. The loan is secured by substantially all of our assets, excluding intellectual property, which is subject to a negative pledge in favor of Oxford. Under the terms of the agreement, interest-only payments are due monthly through September 2019, with principal payments commencing in October 2019, due in 35 equal monthly installments. If we are in compliance with certain financial milestones, the interest-only payments can be extended by twelve months through September 2020, in which case the principal payments would commence in October 2020, due in 23 equal monthly installments. A final fee of $1,200,000 is due at maturity (or acceleration or prepayment). Subject to a prepayment fee equal to between 0.5% to 2.0% of the principal amount of the prepaid amount, we can prepay the entire loan amount by providing a written five-day notice prior to such prepayment and paying all outstanding principal, interest, final payment fees and prepayment fees plus any default fees and all other sums that shall have become due and payable. In connection with the loan and security agreement, we granted warrants to Oxford for the purchase of 277,778 shares of common stock at $1.62 per share.

Total facility amount as of March 31, 2018 of $15,205,000 includes a prorata accrual of final fee of $1,200,000 described above.

9.	Estimated cash outflows for next quarter	US$’000
9.1	Research and development	(500)
9.2	Product manufacturing and operating costs	(1,500)
9.3	Advertising and marketing	(650)
9.4	Leased assets
9.5	Staff costs	(4,300)
9.6	Administration and corporate costs	(900)
9.7	Other (provide details if material) -Payments for property, plant and equipment -Repayment of borrowings	- -
9.8	Total estimated cash outflows (see Note)	(7,850)

Note: excludes estimated cash inflows. Cash inflows (primarily receipts from customers) for the quarter ended March 31, 2018, was $1.9 million as noted in item 1.1 above.

10.	Acquisitions and disposals of business entities (items 2.1(b) and 2.2(b) above)	Acquisitions	Disposals
10.1	Name of entity	N /A	N/A
10.2	Place of incorporation or registration
10.3	Consideration for acquisition or disposal
10.4	Total net assets
10.5	Nature of business

Compliance statement

1	This statement has been prepared in accordance with accounting standards and policies which comply with Listing Rule 19.11A.
2	This statement gives a true and fair view of the matters disclosed.

Sign here:      /s/ Brendan Case          Date: April 27, 2017 (Australia time)

(Company secretary)

Print name:	Brendan Case

Notes

1.

The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity that wishes to disclose additional information is encouraged to do so, in a note or notes included in or attached to this report.

2.

If this quarterly report has been prepared in accordance with Australian Accounting Standards, the definitions in, and provisions of, AASB 107: Statement of Cash Flows apply to this report. If this quarterly report has been prepared in accordance with other accounting standards agreed by ASX pursuant to Listing Rule 19.11A, the corresponding equivalent standard applies to this report.

3.	Dividends received may be classified either as cash flows from operating activities or cash flows from investing activities, depending on the accounting policy of the entity.